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                             EXHIBIT 21.1

                           SUBSIDIARIES OF
                  EVANS WITHYCOMBE RESIDENTIAL, L.P.

Subsidiary                                    State of Organization
----------                                    ---------------------

Evans Withycombe Management, Inc.             Arizona

Evans Withycombe Finance Partnership, L.P.    Delaware